Exhibit 99.2

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Third Quarter Financial Results

Denver, Colorado November 14, 2006 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the quarter and nine-months ended September 30, 2006, as filed on November 14, 2006, with the US Securities and Exchange Commission and with the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended September 30, 2006, of US$1.4 million or US$0.05 per share compared to a consolidated net loss of US$1.0 million or US$0.05 per share for the same period in 2005.  The Corporation’s consolidated net loss for the nine-month period ended September 30, 2006, was US$3.4 million or US$0.14 per share compared to a consolidated net loss of US$3.4 million or US$0.19 per share for the same period in 2005.  The net losses for the three-month and nine-month periods were minimally different from those for the prior-year periods, primarily reflecting slight increases in stock-based compensation expense of US$0.5 million in the three-month period.

Net cash used for operations was US$1,113,000 for the three-month period ended September 30, 2006, compared to US$957,000 for the same period in 2005.  Cash used in operations was US$3,259,000 for the nine-month period ended September 30, 2006, compared to US$2,776,000 for the same period in 2005.  The increase of US$156,000 for the three-month period can be attributed to an increased net loss of US$391,000, an increase in cash used for accounts receivable of US$102,000 and an increase in supplies inventory, prepaids and other of US$536,000, partially offset by an aggregate increase of non-cash items of US$519,000 and a reduction in accounts payable of US$354,000.  The increase of of US$483,000 for the nine-month period can be attributed to an increased consolidated net loss of US$17,000, an increase in cash used for accounts receivable of US$455,000 and an increase in supplies inventory, prepaids and other of US$613,000, partially offset by an aggregate increase of non-cash items of US$435,000 and a reduction of accounts payable of US$164,000.  For both the three and nine-month periods, the increase in supplies and prepaids is mostly due to costs of US$727,995 incurred in connection with the proposed transaction that will result in the transfer of the Corporation’s Nevada based properties into the recently incorporated company, Allied Nevada Gold Corp., and the acquisition by Allied Nevada of the Nevada-leased mineral assets of Carl and Janet Pescio.

Net cash used for investing activities increased to US$960,000 for the three-month period ended September 30, 2006, compared to US$533,000 for the same period in 2005.  Net cash used for investing activities increased to US$3,239,000 for the nine-month period ended September 30, 2006, compared to US$2,761,000 for the same period in 2005.  The respective increases of US$427,000 and US$478,000 from the three and nine-month periods are primarily due to increases in capital expenditures for the Corporation’s mineral properties which are primarily the result of an exploration program that the Corporation is undertaking at the Maverick Springs project and an option payment that was made in August for the Guadalupe de los Reyes project.  Also during the three and nine-month periods, plant and equipment expenditures increased, which was mostly due to an increase in purchases at the Awak Mas project.

Net cash provided by financing activities was US$1,082,000 in the three-month period ended September 30, 2006 compared to US$7,245,000 for the same period in 2005.  For the 2006 period, warrant exercises provided cash of US$763,000 and stock option exercises provided cash of US$319,000.  All proceeds raised during the 2005 three-month period were from a private placement financing completed in September 2005 that provided net cash proceeds of US$7,245,000. Net cash provided by financing activities was

US$26,372,000 for the nine-month period ended September 30, 2006 compared to US$7,643,000 for the same period in 2005.  For the 2006 period, a private placement financing completed in February 2006 provided net cash proceeds of US$3,184,000 warrant exercises provided cash of US$22,390,000 and stock option exercises provided cash of US$798,000.  The amounts raised in the 2005 nine-month period were from the September 2005 private placement as discussed, and from exercises of warrants in the amount of US$373,000 and exercises of stock options in the amount of US$25,000.

The financial position of the Corporation included current assets at September 30, 2006, of US$24.0 million compared to US$3.1 million at December 31, 2005, and total assets at September 30, 2006, of US$62.7 million compared to US$38.0 million at December 31, 2005.

Current liabilities were US$0.6 million at September 30, 2006, approximately the same as at December 31, 2005 of US$0.5 million.  Total liabilities at September 30, 2006, were US$4.8 million, compared to US$4.6 million at December 31, 2005.  Shareholders’ equity at September 30, 2006, was US$57.9 million compared to US$33.4 million at December 31, 2005

The Corporation’s working capital as of September 30, 2006 was US$23.4 million compared to US$2.6 million at December 31, 2005.

The selected financial data including the results of operations for the three-month and nine-month periods ended September 30, 2006 compared to 2005, and the financial position as at September 30, 2006 compared to December 31, 2005 is summarized in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Selected Financial Data	2006	2005	2006	2005
U.S. $000’s, except loss per share

Results of operations
Net loss	$(1,361)	$(970)	$(3,395)	$(3,378)
Basic and diluted loss per share	(0.05)	(0.05)	(0.14)	(0.19)

Net cash used in operations	(1,113)	(957)	(3,259)	(2,776)
Net cash used in investing activities	(960)	(533)	(3,239)	(2,761)
Net cash provided by financing activities	1,082	7,245	26,372	7,643

Financial position	September 30, 2006	December 31, 2005
Current assets	$24,017	$3,094
Total assets	62,675	37,999
Current liabilities	631	452
Total liabilities	4,768	4,596
Shareholders’ equity	57,907	33,403

Working capital	23,386	2,642

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Company’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Mt. Todd project in Australia, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed and Quarterly Report in Form 10-Q and other documents with the U.S. Securities and Exchange Commission and with the relevant securities commissions in Canada. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com